AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE
     THIS AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE

(hereinafter the "Restated Note') by and between SEVEN FIELDS DEVELOPMENT COMPANY, a Pennsylvania Business Trust, having a current mailing address at 2200 Garden Drive, Suite 200, Mars, Pennsylvania, 16046 (hereinafter referred to as '1Borrower")

                              AND

NATIONAL CITY BANK OF PENNSYLVANIA, having its principal office at National City Center, 20 Stanwix Street, Pittsburgh,
Pennsylvania 15222 (hereinafter referred to as "Lender'1)

                         WITNESSETH THAT:

    WHEREAS, Borrower has executed and delivered to Lender a Revolving Line of Credit Note dated November 13, 1995 (the "Note") in the principal amount of One Million Dollars ($1,000,000.00) (hereinafter referred to as the "Loan" or "Line of Credit") and a Revolving Line of Credit Loan Agreement dated November 13, 1995 (the "Loan Agreement") , said Loan being secured by Mortgages (hereinafter individually and collectively referred to as the "Mortgage") (hereinafter the "Mortgaged Premises") encumbering all those certain Lots or pieces of ground described in said Mortgages; and

    WHEREAS, Borrower and Lender desire to amend and restate the Note to increase the amount of the loan to Two Million Two
Hundred Fifty Thousand Dollars ($2,250,000.00), and to extend the term of the Loan subject to the terms and conditions contained herein -
    Guarantor Seven Fields Development (PA) Inc., a Pennsylvania Corporation.

    Improvements - Speculative and pre-sold single family dwellings or townhouses being constructed by Borrower on each of the individual Lots comprising the Mortgaged Premises, which dwellings or townhouses are being financed under the Line of Credit.

    Loan - The Two Million Two Hundred Fifty Thousand Dollar
($2,250,000.00) Line of Credit Loan from Lender to Borrower.

    Loan Proceeds - As defined in the Revolving Line of Credit
Loan Agreement.

    Loan Closing - The time of delivery and execution of this Restated Note and the Amended Revolving Line of Credit Loan
Agreement.

    Loan Security Documents - All documents and items considered by Lender to be related to the Loan, including but not limited to

(a) this Restated Note; (b) the Open-End Mortgage and Security Agreement(s); (c) the Amended Revolving Line of Credit Loan Agreement; (d) the Agreement of Guaranty and Suretyship and Completion of the Project; and e) all other miscellaneous Loan documents. All Loan Security Documents shall be in form and substance satisfactory to Lender.

    Loan Term - The term commencing on Loan Closing and continuing until June 1, 2002.

    Lots - Each of the developed Lots which are encumbered by the Mortgages and for which Lots the Loan Proceeds have beenadvanced hereunder and under the terms of the Revolving Line of Credit Loan Agreement.

    Pre-Sold Home - A home or townhouse ("Improvements") sold to a third party, under the terms of an Approved Contract, in which the third party has paid a minimum of five (5%) percent to Borrower of the purchase price of such home or townhouse.

    Unsold Speculative Home - A home or townhouse
("Improvements") being constructed by Borrower, with advances under the terms of the Loan in the absence of an Approved
Contract.

    Approved Contract - A bona fide Agreement of Sale and Construction Contract for the Lot and Improvements executed by third parties and the Borrower, with a minimum of five (5%) percent earnest money deposit paid by a third party, which Agreement of Sale and Construction Contract are acceptable to Lender with respect to terms, form and content.

    This Note will be secured, inter alia, by the various Open-End Mortgage and Security Agreements (the "Mortgages") executed by the Borrower in favor of Lender, encumbering Lots located in Western Pennsylvania, and elsewhere as approved by Lender, as more particularly described in said Mortgages, and all buildings, fixtures and personal property located or to be located thereon (the "Mortgaged Premises"), and by the Loan Security Documents as previously defined herein.

    1. Interest Rate. From the date hereof, including the period following entry of any judgment, interest shall be charged on the outstanding principal balance of the Loan at the Applicable Interest Rate as specified herein. The term "Applicable Interest Rate" is defined as follows: The Applicable Interest Rate to be charged on Loan Proceeds advanced shall equal Lender's Prime Rate of interest plus one-half of one percent (.50%) per annum. The Applicable Interest Rate in all circumstances shall change and be adjusted automatically with each change in the Prime Rate. As used herein, the term "Prime Rate" is defined as the fluctuating rate per annum which is publicly announced from time to time by Lender as being its so-called "prime rate", with each change in the Prime Rate automatically, immediately, and without notice changing the rate applicable to the Loan. The Prime Rate is not necessarily the lowest rate of interest then available from Lender on fluctuating-rate loans. Lender reserves the right to substitute a new interest rate that is based on comparable information, at any time during the term of the Loan, in the event the Prime Rate is no longer available.

    2.   Payments.

         (a) Interest Payments - Borrower shall pay monthly installments of interest only on the outstanding principal balance at the Applicable Interest Rate commencing on the first day of the first (1st) month following (i) Loan Closing, or, if later, (ii) the first Loan disbursement, and on the first day of each succeeding month thereafter.

         (b)   Mandatory  Principal Reduction.

(I) LOTS - In the event that any Lot is financed under this Line of Credit, at or subsequent to Loan Closing, for a period of time longer than twelve (12) months following the date of the Closing for such Lot, in addition to the monthly interest payments due hereunder, Borrower shall pay to Lender monthly payments of principal, amortized over forty-eight (48) months, on the outstanding balance advanced for said Lot, which principalpayments shall commence on the first day of the thirteenth (13th) month following such Lot Closing.

(II) Speculative Improvements - Borrower shall pay to Lender monthly principal installments of One Thousand Dollars ($1,000.00) per month on any Speculative single-family Improvements financed under the Line of Credit for a period of time longer than twelve (12) months following the date of the execution of the Construction Loan Payout Schedule for such Speculative Improvements, said principal payments to commence the 1st day of the thirteenth (13th) month following the execution of the Construction Loan Payout Schedule for such Speculative Improvements.

         (c) Release Fees. Upon conveyance of any Lot, Lender will require, in order to release such Lot from the lien of a Mortgage (as hereinafter defined), the payment of a release fee ("Release Fee") equal to the amount of funds advanced by Lender under the Line of Credit for such Lot and Improvements thereon plus the Use Fee (as hereinafter set forth) due with respect to said Lot and Improvements. Notwithstanding the foregoing, Lender shall not be required to release any Lot from the lien of the Mortgage encumbering that Lot if Borrower is in default under the Loan. Upon receipt, if Borrower is not in default, the Release Fee shall be applied to the reduction of the unpaid outstanding principal balance of the Loan. Otherwise, the Release Fee shall be applied to accrued interest, principal or other costs of the Mortgaged Premises in such priority as Lender shall determine.


         (d) Call Date. Notwithstanding any provisions of this Note to the contrary, on May 1 of each calendar year as long as any sums are outstanding under the Line of Credit, commencing May 1, 1999, Lender shall be permitted to review the Loan and, in the event of any financial deterioration of Borrower as determined by the Lender in its sole discretion, Lender shall be permitted to call the Loan, by giving written notice to Borrower, said notice setting a date (the "Call Date") by which Call Date Borrower must obtain substitute financing and satisfy all obligations under the Line of Credit. The Call Date may not be less than one hundred eighty (180) days after the date of said Notice. All outstanding principal under the Line of Credit, together with all accrued interest thereon, and any other sums or costs advanced or incurred by Lender in connection therewith, shall be due and payable no later than the Call Date.

    3.   Loan Fees.
         (i) Commitment Fee - Borrower shall pay to Lender a Commitment Fee equal to three quarters of one percent (.75%) of the principal amount of the Loan, or Sixteen Thousand Eight Hundred Seventy-Five Dollars ($16,875.00), as follows:
         (a) the sum of Four Thousand Two Hundred Eighteen and 75/100 Dollars ($4,218.75) payable at Loan closing;
         (b) the sum of Four Thousand Two Hundred Eighteen and 75/100 Dollars ($4,218.75) payable on the first day of the thirteenth (13th) month following Loan Closing; this fee shall not be due and payable in the event Lender has given written notice to Borrower setting forth a Call Date for the Loan, as defined in Paragraph 2 (d) herein, prior to the first day of the thirteenth (13th) month following Loan Closing.
         (c) the sum of Four Thousand Two Hundred Eighteen and 75/100 Dollars ($4,218.75) payable on the first day of the twenty-fifth (25th) month following Loan closing; this fee shall not be due and payable in the event Lender has given written notice to Borrower setting forth a Call Date for the Loan, as defined in Paragraph 2 (d) herein, prior to the first day of the twenty-fifth (25th) month following Loan Closing.


         (d) the sum of Four Thousand Two Hundred Eighteen and 75/100 Dollars ($4,218.75) payable on the first day of the thirty-seventh (37th) month following Loan closing; this fee shall not be due and payable in the event Lender has given written notice to Borrower setting forth a Call Date for the Loan, as defined in Paragraph 2 (d) herein, prior to the first day of the thirty-seventh (37th) month following Loan Closing. Borrower shall pay to Lender a Commitment Fee equal to one-halfof one percent (.50%) of the principal amount of the Loan, or Two Thousand Two Hundred Fifty Dollars ($2,250.00), as follows:

         (ii) Use Fee - Borrower shall pay to Lender a Use Fee equal to one-quarter of one percent (.25%) of the principal amount advanced by Borrower under this Line of Credit towards the acquisition of a lot and/or construction of Improvements on a Lot, said Use Fee to be paid at the time of release of each Lot and Improvements under the Line of Credit.

    4. Maturity Date. If not sooner paid, the entire unpaid principal balance of the Loan, together with all accrued interest thereon, and all other sums advanced or incurred by Lender in connection therewith pursuant to this Note or any other Loan Security Document shall become due and payable in full on June 1, 2002.


    5. Late Charges. If any installment of principal or interest due under this Note or any escrow or other payment required to be made under the Mortgage is not paid within ten days after it has become due, Borrower will pay to the Lender a late charge equal to the greater of Twenty Dollars ($20.00) or five percent (5%) of such payment amount.


    6. Tender of Payment. Interest, principal and any other sums payable hereunder shall be payable in lawful money of the United States of America to Lender at the address set forth above, or at such other place as Lender, from time to time, may designate in writing.


    Payment of any installment of principal and/or interest or any other sum due to Lender under any Loan Security Document shall be deemed to be made only if and when and on the date
Lender receives such installment or other sum, at Lender's
aforementioned address, in cash or other immediately available funds.  If payment is received after 12:00 noon Pittsburgh time, the payment will not be deemed received until the following
business day.  If payment is made by check, payment shall be deemed to be made if and when the check is collected and Lender is credited with immediately available funds.  If any check is returned for insufficient funds in the account on which it is drawn or if it is not collected for any other reason that is the fault of Borrower, a late charge (as provided in Paragraph 4 above) shall be due on the amount of the payment represented by the check, and interest at the Default Rate shall be due on such amount from the due date of the payment until payment is actually made.
    7.   Payment of Insurance. Taxes and Assessments.  At least
annually, unless more frequently requested by Lender, Borrower shall provide proof of payment of all required insurance, real estate taxes and any municipal assessments levied on any of the
Mortgaged Premises.  At any time during the term of the Loan, at
Lender's option, Borrower shall establish an escrow reserve with the Lender for the payment of premiums for all fire and extended coverage insurance, real estate taxes and municipal assessments levied on the Mortgaged Premises, and thereafter the monthly installments due under this Note shall also include escrow
payments equal to one-twelfth (1/12th) of the annual premiums for such insurance, all required real estate taxes and any municipal assessments in order to permit payment of these obligations on or before their respective due dates.  No interest shall be payable
on such escrowed funds.     8.   Calculation of Interest on Outstanding
Balance. Until the Loan is paid in full, both before and after any default, interest on the outstanding balance of the Loan shall becalculated on a 360-day year, but charged on the actual number of days elapsed in any calendar year or part thereof.
    9. Default Interest Rate. If a default continues beyond its applicable grace period, if any, or if an Event of Default exists, interest shall continue to accrue thereafter on the entire unpaid principal balance at a rate (the "Default Rate") of 200 basis points ~two percent (2.0%) per annum] in excess of the rate set forth in this Note, but not greater than permitted by law, until the Loan is paid in full, including the period following entry of any judgment.
    10. Events of Default. At the option of the Lender, each of the following is an Event of Default under this Note: (a) if Borrower default in the payment of any installment of principal or interest or other sum payable hereunder and the default continues for five (5) days after the day on which the payment is due; (b) if there occurs any Event of Default in the Mortgages or any of the other Loan Security Documents; (c) if any proceeding under the Bankruptcy Code or any law of the United States or of any State relating to insolvency, receivership, or debt adjustment is instituted by the Borrower, or if any such proceeding is instituted against Borrower and is consented to by the respondent or remains undismissed for thirty (30) days, or if relief in bankruptcy is granted to Borrower or if a trustee or receiver is appointed for any substantial part of the property of any thereof, and such appointment shall not have been vacated within thirty (30) days thereafter, or if Borrower make an assignment for the benefit of creditors, admits in writing an inability to pay debts generally as they become due or becomes insolvent; or (d) if Borrower default under any note, document, instrument or other agreement between Lender and Borrower or any affiliate of Borrower, which default continues after the expiration of any applicable grace period.

    11.  CONFESSION OF JUDGMENT.  UPON ANY DEFAULT HEREUNDER OR
UNDER ANY OF THE LOAN SECURITY DOCUMENTS, AFTER THE EXPIRATION OF

 ANY APPLICABLE GRACE PERIODS, BORROWER AUTHORIZE ANY ATTORNEY OF

ANY COURT OF RECORD TO APPEAR FOR BORROWER IN ANY JURISDICTION WHICH PERMITS THE ENTRY OR JUDGMENT BY CONFESSION AND CONFESS JUDGMENT OR JUDGMENTS FOR THE UNPAID PRINCIPAL BALANCE OF THE LOAN, ACCRUED INTEREST, AND OTHER SUMS OUTSTANDING HEREUNDER, TOGETHER WITH THE COSTS OF SUIT AND AN ATTORNEY'S COMMISSION AS HEREINAFTER PROVIDED, AS OF ANY TERM, AGAINST BORROWER IN FAVOR OF THE HOLDER (LENDER) HEREOF. THE AUTHORITY HEREIN GRANTED TO CONFESS JUDGMENT SHALL NOT BE EXHAUSTED BY ANY EXERCISE THEREOF, BUT SHALL CONTINUE FROM TIME TO TIME AND AT ALL TIMES UNTIL FULL PAYMENT IS MADE OF ALL AMOUNTS WHICH ARE DUE HEREUNDER OR UNDER ANY OTHER LOAN SECURITY DOCUMENT. BORROWER AGREE THAT ANY REAL ESTATE THAT MAY BE LEVIED UPON PURSUANT TO A JUDGMENT OBTAINED BY VIRTUE HEREOF, ON ANY WRIT OF EXECUTION ISSUED HEREON, MAY BE SOLD UPON ANY SUCH WRIT IN WHOLE OR IN PART IN ANY ORDER DESIRED BY THE HOLDER (LENDER) OF THIS NOTE. FOLLOWING THE ENTRY OF JUDGMENT, INTEREST SHALL CONTINUE TO ACCRUE AT THE RATES SET FORTH HEREIN.
    12. Acceleration of Loan Upon Default. Upon any Event of Default, the entire unpaid principal balance of the Loan, together with all accrued interest, and all other sums owing hereunder or under the Mortgages or any other Loan Security Document shall, at the option of the holder hereof, become immediately due and payable, without presentation, demand or further action of any kind.


    Upon acceleration of the outstanding principal balance of the Loan, interest shall continue to accrue thereafter at the rate equal to 200 basis points (2.0%) in excess of the Applicable Rate, but not to exceed the highest rate permitted by law, until the Loan is paid in full, including the period following entry of any judgment. The failure of the holder hereof to accelerate the outstanding principal of the Loan upon the occurrence of an Event of Default hereunder shall not constitute a waiver of such Event of Default, or any default, or of the right to accelerate the Loan at any time thereafter.


    13. Waiver of Notice. The Lender may exercise any right, remedy or option to which it is entitled upon a default or Event of Default (under any of the Loan Security Documents) without giving any prior notice to Borrower or any other party, except as such notice is clearly set forth and specifically required by the provisions of this Note or such other Loan Security Document.


    14. Attorney's Fees and Costs of Recovery and Satisfaction. If the Lender or any subsequent holder hereof retains the services of counsel in order to cure any Event of Default or to enforce a remedy under this Note or the Mortgages, reasonable attorney's fees shall be payable by Borrower to the holder and shall be secured by the Mortgages. Borrower shall pay the costs, title searches and all other costs incurred by the holder in connection with proceedings to recover any sums due hereunder. Borrower shall also pay any reasonable charge of the holder in connection with the satisfaction of this Note and/or Mortgages of record.


    15.  Waiver of Borrower. Endorsers and Guarantors.
Borrower, all endorsers and Guarantors of this Note, severally waive to the extent permitted by law presentment, demand, protest and notice of nonpayment, the benefit of any laws which now or hereafter might otherwise authorize the stay of any execution to be issued on any judgment recovered on this Note, or the exemption of any property from levy and sale thereunder, and all errors, defects and imperfections whatsoever of a procedural nature in the entering of the said judgment or any process or proceedings relating thereto. Borrower agree that the Mortgaged Premises or any portion thereof may be sold on writ of execution.
    16. Renewals and Extensions. Borrower, all endorsers and Guarantors hereof, and all others who may be liable for all or any part of the indebtedness evidenced by this Note consent to any number of renewals or extensions of the time of payment of any sum due under this Note or the Mortgages or any other Loan Security Document or for the performance of any covenant, condition or agreement thereof, or the taking or release of other or additional security, all without notice, and such actions when taken shall not release or discharge the liability of Borrower or of any such endorsers or such persons liable.
    17. Remedies Cumulative and Concurrent. The remedies of the Lender or any subsequent holder hereof as provided herein, or in the Mortgages or any other Loan Security Documents, and all warrants of attorney herein and in said Mortgages contained, shall be cumulative and concurrent, and may be pursued singularly, successively, or together against Borrower, and/or the Mortgaged Premises at the sole discretion of the holder, and such warrants shall not be exhausted by any exercise thereof but may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall not be construed as a waiver or release of the same.
    18. Waiver. The Lender or any subsequent holder hereof shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the Lender or any subsequent holder hereof, and then only to the extent specifically set forth in the writing. A waiver as to one event shall not be construedas continuing or as a bar to or waiver of any right or remedy as to a subsequent event.
    19. Usury. Nothing herein contained or in any other Loan Security Document, nor any transaction related hereto shall be construed or shall operate either presently or prospectively to require Borrower (a) to pay interest at a rate greater than is now lawful in such case to contract for, but shall require payment of interest only to the extent of such lawful rate, or

(b) to make any payments or to do any act contrary to law, but if any clause or provision herein contained shall otherwise so operate to invalidate this Note, in whole or in part, then such clause or provision only shall be held for naught as though not herein contained and the remainder of this Note shall remain operative and in full force and effect. Any interest paid in excess of the lawful rate shall be refunded to Borrower. Such refund shall be made by application of the excessive amount of interest paid against any sums outstanding hereunder and shall be applied in such order as the holder may determine. If the excessive amount of interest paid exceeds the sums outstanding hereunder, the portion exceeding the said sums outstanding hereunder shall be refunded in cash by the holder. Any such crediting or refund shall not cure or waive any default by Borrower hereunder or under the Mortgages. Borrower agree, however, that in determining whether or not any interest payable hereunder exceeds the highest rate permitted by law, any non-principal payment (except payments specifically stated herein to be "interest") ,including, without limitation, late charges, shall be deemed,to the extent permitted by law, to be an expense, fee, premium or penalty rather than interest.
    20. Subsequent Loans. The Mortgages shall extend to and cover any additional loans made by Lender to Borrower at any time or times heretofore or hereafter.
    21. No Affiliation. The Lender or any subsequent holder hereof shall in no event be construed for any purpose to be a partner, joint venturer or associate of Borrower or any lessee, operator, concessionaire or licensee of Borrower in the conduct of their respective businesses.


    22.  Notices.  All Notices shall be given to Borrower at:

                   SEVEN FIELDS DEVELOPMENT COMPANY
                   2200 Garden Drive,  Suite 200
                   Mars, Pennsylvania  16046
                   Attention: Darell L. Craig, Chief Operating Officer

and to Lender at:

                   National City Bank of Pennsylvania
                   National City Center, 20 Stanwix Street,
                   Pittsburgh, Pennsylvania 15222
                   Attention: Vice President Commercial Real Estate
                              Department


    Except as otherwise provided in this Note, all notices hereunder shall be in writing and shall be deemed to have been duly given for all purposes when delivered in person or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, directed to the party to receive the same at its address stated above or at such other address as may be substituted by notice given as herein provided.


    23. Assignment. Borrower's obligations hereunder shall extend to and bind Borrower's heirs, executors, administrators, successors and assigns. This Note is fully assignable by Lender.


    24. Governing Law. This Note is secured by Mortgages on real estate situate in the Commonwealth of Pennsylvania and shall be deemed made under and governed by the laws of the Commonwealth of Pennsylvania in all respects, including matters of construction, performance and enforcement.


    25. Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note or any portion thereof shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.


    26.  Incorporation of Other Loan Documents.  All of the
Loan Security Documents are hereby fully incorporated by reference into this Note with the same force and effect as though fully set out herein.


    27. Time of the Essence. Time is of the essence with respect to each and every provision of this Note.


    28. Headings. The headings in sections and titles of this Note are inserted for convenience only and shall not be deemed to constitute a part of this Note.
WARNING:  THIS DOCUMENT CONTAINS A PROVISION AUTHORIZING

THE ENTRY OF JUDGMENT BY CONFESSION.  THIS MEANS THAT A JUDGMENT

COULD BE ENTERED AGAINST YOU WITHOUT NOTICE OR A TRIAL.  THIS
COULD RESULT IN YOUR PROPERTY BEING SOLD BY THE SHERIFF IN ORDER
TO SATISFY THIS JUDGMENT.  BY SIGNING THIS DOCUMENT YOU
ACKNOWLEDGE THAT YOU HAVE READ AND UNDERSTOOD ALL OF THE TERMS
CONTAINED HEREIN.

    IN WITNESS WHEREOF, Borrower, intending to be legally bound hereby, has duly executed this Note as of the day and year first above written.
WITNESS/ATTEST:              SEVEN FIELDS DEVELOPMENT COMPANY,
                             a Pennsylvania Business Trust

                             Darell L. Craig
                             Chief Operating Officer